Exhibit 10.49

Account number: 43,026 Customer number: 00991281/3/1 SB: Mr. Dir. J.-Peter Holztrattner	Charge calculated on one’s own according to the decision of the Salzburg Fiscal Office for Charges and Road-Fund Taxes St. 010/1680, Dep. 10. Granted on Aug. 21, 2008 till ... at 0.8%. EUR 9,000.--

LOAN AGREEMENT

(Term loan facility)

Lender:	Raiffeisenbank Hallein (registered society with limited liability), Robertplatz 1, A-5400 Hallein, Austria
Borrower:	Semitool Austria GmbH, Karolingerstraße 7, 5020 Salzburg
Amount of loan:

The Lender shall grant to the Borrower a once-usable loan to the amount of EUR 1,125,000.-- (in words: Euros one million one hundred and twenty-five thousand) which may be alternatively used in a foreign currency agreeable to the Lender.

Use:	Purchase of land, general group - alternative use in foreign currency
Repayment:

EUR 14,100.-- payable on January 5, April 5, July 5, October 5 of each year from October 5, 2008, interest payable according to each invoicing.

The effective amount of the respective rates shall depend on the market rate, the amount of the last rate shall result from the closing of the accounts.

Number of rates:	80
Term:	Till July 5, 2028.
Rate of interest:

Euro area:

5.75 % p. a. according to the current account, quarterly offset afterwards.

Foreign currency area:

LIBOR, commercially rounded to the next 1/8%, + 0.875%.

The respective rate of interest shall be separately passed on to the Borrower. Quarterly offset afterwards. In the case of use in the form of fixed tranches, offset shall be when due.

Processing fee:	0.089 % once.
Interest on arrears:	5 % p. a.
Target days:	March 31, June 30, September 30, December 31, or at maturity of the tranche.

Securities:	According to separate agreements.
General compensability:	It is understood that all of the securities furnished to the Lender within the limits of the business connection shall also serve for the collateral security of this loan, in particular:
Running-account mortgage:	EUR 1,625,000.-- according to the Letter of Hypothecation of _____, of which EUR 1,125,000.-- will be booked,
Running-account mortgage:	EUR 3,250,000.-- according to the Letter of Hypothecation of May 17, 2005, of which EUR 2,500,000.-- are booked.
Payment conditions:	Due surrender of the securities agreed upon.
Direct debit authority:

The Lender shall be entitled to charge the installments due for capital and the interest due, outstanding commissions, expenses and charges to the Borrower’s account number 00000068171, bank code number 35022.

Rate of interest in the Euro area: 3-months’ EURIBOR of August 1, 2008 + 0.75%, commercially rounded to full 1/8%, with quarterly adjustment on the first day of a calendar quarter. The requirement for adjustment shall be regularly determined by comparing the EURIBOR of the first bank workday of the current quarter with the EURIBOR of the first bank workday of the previous quarter. Only on the first appointed date of adjustment, the requirement for adjustment shall be determined by comparing the EURIBOR of the first bank workday of the quarter with the EURIBOR of August 1, 2008. Changes of less than 1/8 % shall not be made. In this case, the earlier EURIBOR value shall continue to be the comparative value until a change of 1/8 % is determined.

For the duration of the aforementioned interest rate agreement, the interest rate adjustment described in the Sliding Rate of Interest Clause shall not apply.

Regarding the rate of interest: In the case that the actual cost (e. g. for procurement and raising of funds, maintenance of liquidity and required reserves, deposit obligations, etc.), which is incurred by the Lender for the loan, will change due to legislative, credit policy and monetary or other measures, the Lender shall also be entitled to appropriately adjust the condition / additional charge agreed upon in this Loan Agreement.

The Lender shall also be entitled to raise the condition / additional charge if a deterioration of the economic situation (soundness or earnings position) of a borrower occurs at a later time or becomes known to the Lender at a later time.

General Terms and Conditions: In addition, the General Terms and Conditions in the current version shall apply; particular reference is made to paragraphs 2, 11, 19, 20, 38, 47, 48, 59 and 61 as well as to the Lender’s General Terms and Conditions of Loans.

Copy of the Agreement: The Borrower shall acknowledge the receipt of a copy of this Agreement, a copy of the General Terms and Conditions of Loans, a copy of the Outline Agreement on the Arrangement of Financial Transactions for Future Delivery and Option Businesses, the brochure entitled “Warnings about the Risks of Derivative Financial Instruments”, and a copy of the Data Protection Statement and Release from Banking Secrecy.

For the loan portion used in foreign currency, the following is also understood:

In the case that the balance still to be paid, in Euro equivalent, exceeds the loan granted or, if repayments at regular intervals were agreed upon, exceeds the resulting level of repayment by more than 10%, due to upturns of the foreign currency as compared with the Euro (the basis shall be the price on the day of the use of the loan), the Lender shall be entitled to demand from the Borrower either the repayment of this surplus money or the registration of securities agreeable to the Lender to the extent of 130 % of this surplus money.

If the Borrower fails to comply with such a demand within a period of 14 days, the Lender shall be entitled also in this case to convert to Euros the balance still to be paid in total and to charge it to one of the accounts of the Borrower.

In addition, the Borrower shall acknowledge that this financing was done in foreign currency on his own request and that he has been thoroughly notified of any risks and any pecuniary loss which the Borrower might incur therefrom and that any liability of the Lender is excluded explicitly.

The account-carrying charges incurred or the expenses of the payment transactions, the amount of which you can take from the relevant window notice, will be automatically charged by us to your account No. 68,171 when due.

If the fixed-rate agreement is switched to daily maturity, the federal borrowing rate plus the additional charge agreed upon to the amount of 0.875 % shall apply for the rate of interest of this Loan. Invoicing of the interest shall be done at the end of each quarter and shall be automatically charged to your current account No. 68,171.

August 21, 2008	Semitool Austria GmbH
Place/date	Company

Raiffeisenbank Hallein
(registered society with limited liability)

(signed)